Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FRONTIER GROUP HOLDINGS, INC.

Frontier Group Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Frontier Group Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 11, 2013 under the original name Falcon Acquisition Group, Inc.

2. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Frontier Group Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of stock which the Corporation is authorized to issue is 910,000,000 shares, of which 750,000,000 shares shall be shares of voting common stock, par value $0.001 per share (the “Voting Common Stock”), 150,000,000 shares shall be shares of non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “Common Stock”), and 10,000,000 shares shall be shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be stated and expressed in such resolutions, and to increase (but not above the total number of authorized shares of such series) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation) (this “Certificate of Incorporation”). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation.

Subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Common Stock. Except as stated in this Certificate of Incorporation, the holders of shares of Common Stock shall have such rights as are set forth in the DGCL:

(a) Conversion. Each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof at any time and from time to time, into one fully paid and non-assessable share of Voting Common Stock, subject to any restrictions on ownership and control of voting stock by Non-Citizens as set forth in this Certificate of Incorporation and the Bylaws. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Non-Voting Common Stock to be converted at any time during normal business hours at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Voting Common Stock, and (if so required by the Transfer Agent) by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney-in-fact, and transfer tax stamps or funds therefor if required pursuant to this Section 3(a) of Article IV. To the extent permitted by law, such conversion shall be deemed to have been effected at the close of business on the date of such surrender. Subject to the last sentence of Section 3(c) of this Article IV, immediately upon conversion of shares of Non-Voting Common Stock, the rights of the holders of shares of Non-Voting Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Voting Common Stock. The issuance of certificates, if any, for shares of Voting Common Stock upon conversion of shares of Non-Voting Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Non-Voting Common Stock converted, then the individual, entity or other person requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(b) Voting. Except as otherwise provided herein or expressly required by law, the holders of Voting Common Stock, as such, shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, and the holders of Non-Voting Common Stock, as such, shall have no right to vote on any matters to be voted on by the stockholders of the Corporation. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

Subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c) Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Voting Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per-share basis, in such dividends of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that (i) if dividends are declared and paid in shares of Common Stock, the dividends payable to holders of Voting Common Stock shall be payable in Voting Common Stock, and the dividends payable to the holders of Non-Voting Common Stock shall be payable in Non-Voting Common Stock, and (ii) if the dividends are declared and paid in other voting securities of the Corporation, the Corporation shall pay to each holder of Voting Common Stock dividends consisting of voting securities and shall pay to each holder of Non-Voting Common Stock dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities of the Corporation so declared and paid on the Voting Common Stock. Notwithstanding the foregoing, if the date on which any share of Non-Voting Common Stock is converted into Voting Common Stock pursuant to Section 3(a) of this Article IV is after the record date for the determination of the holders of Non-Voting Common Stock entitled to receive any dividend and prior to the date on which such dividend is to be paid to such holders, the holder of the Voting Common Stock issued upon the conversion of such converted share of Non-Voting Common Stock will be entitled to receive such dividend on such payment date; provided, however, that to the extent that such dividend is payable in shares of Non-Voting Common Stock, no such shares of Non-Voting Common Stock shall be issued in payment thereof, and such dividend shall instead be paid by the issuance of such number of shares of Voting Common Stock into which such shares of Non-Voting Common Stock, if issued, would have been convertible on such payment date.

(d) Liquidation, Dissolution, etc. Subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Voting Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per-share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(e) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(f) Equal Status. Except as expressly provided in this Article IV, shares of Voting Common Stock and Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Voting Common Stock and the holders of the Non-Voting Common Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Voting Common Stock and Non-Voting Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of the Voting Common Stock or the holders of the Non-Voting Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights. Any consideration to be paid to or received by holders of Voting Common Stock or holders of Non-Voting Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

ARTICLE V

RESTRICTIONS ON OWNERSHIP AND CONTROL

Section 1. Limitations of Ownership by Non-Citizens. All shares of (i) Voting Common Stock, (ii) Non-Voting Common Stock, and (iii) Preferred Stock (collectively, “Equity Securities”) shall be subject to the following limitations:

(a) Non-Citizen Voting and Ownership Limitations. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the United States Department of Transportation, its predecessors and successors, from time to time (the “Applicable Law”), including any agent, trustee or representative of such persons or entities (collectively, the “Non-Citizens”), be entitled to own (beneficially or of record) and/or control Equity Securities representing in excess of (i) the percentage provided for under Applicable Law of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Voting Limitation”) and (ii) the percentage provided for under Applicable Law of all outstanding Equity Securities of the Corporation (the “Outstanding Limitation”), in each case as more specifically set forth in the Bylaws of the Corporation. As of the effectiveness of the filing of this Certificate of Incorporation in connection with the Corporation’s initial underwritten public offering under the Securities Act of 1933, as amended (the “Effective Time”), and for informational purposes only, under Applicable Law, the Voting Limitation is 25.0%, and the Outstanding Limitation is 49.0% (the “Cap Amounts”).

(b) Enforcement of Cap Amounts. Except as otherwise set forth in the Bylaws, the restrictions imposed by the Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Outstanding Limitation) on the separate stock record maintained by the Corporation or any transfer agent for the registration of Equity Securities held by Non-Citizens (the “Foreign Stock Record”) or the stock transfer records of the Corporation. At no time shall the Equity Securities held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with Applicable Law. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) or controlling more than the Outstanding Limitation, such transfer shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Article V, including, without limitation, provisions restricting or prohibiting the transfer of Equity Securities to Non-Citizens if such transfer will result in Non-Citizens owning and/or controlling Equity Securities in excess of the Voting Limitation or the Outstanding Limitation and provisions restricting or removing voting rights as to Equity Securities owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder.

Section 2. Legend. Each certificate or other representative document for capital stock of the Corporation (including each such certificate or representative document for such capital stock issued upon any permitted transfer of capital stock) shall contain a legend related to the applicable limitation on ownership and/or control by Non-Citizens in substantially the form specified in the Bylaws.

ARTICLE VI

BOARD OF DIRECTORS

Section 1. Powers of the Board. Except as otherwise provided by this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except for such powers, acts and things that are by the DGCL, this Certificate of Incorporation of the Bylaws of the Corporation required to be exercised or done by the stockholders.

Section 2. Classification of the Board. Subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the time at which the initial classification of the Board becomes effective; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the time at which the initial classification of the Board becomes effective; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the time at which the initial classification of the Board becomes effective. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the time at which the initial classification of the Board becomes effective, subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

Section 3. Number of Directors. Subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board of Directors shall be no less than one and not more than fifteen members and be fixed exclusively by one or more resolutions adopted from time to time by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Notwithstanding anything to the contrary in this Certificate of Incorporation or the Bylaws of the Corporation, at least two-thirds of the members of the Board of Directors shall be “citizens of the United States” as provided under Applicable Law (as defined in Article V) and the Chairman of the Board shall be a “citizen of the United States” as provided under Applicable Law for so long as required by Applicable Law. If the number of Non-Citizens (as defined in Article V) serving on the Board of Directors at any time exceeds the limitations provided under Applicable Law, one or more directors who are Non-Citizens shall, in reverse chronological order based on their tenure of service on the Board, cease to be qualified as directors and shall automatically cease to be directors.

Section 4. Removal of Directors. Subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock to elect directors, (a) until such time as Indigo Frontier Holdings Company, LLC or any successor thereto by merger, consolidation, acquisition of all or substantially all assets or otherwise by operation of law or any of its Affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) (“Indigo”) ceases to beneficially own shares of Common Stock representing at least a majority of the voting power (“Indigo Control”) of all the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”), the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock and (b) from and after such time as the Corporation is no longer under Indigo Control, the Board of Directors or any individual director may be removed from office at any time only for cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.

Section 5. Vacancies and Newly Created Directorships. Subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class for which the vacancy or newly created directorship was created or occurred and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Section 6. Preferred Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors pursuant to this Certificate of Incorporation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to this Certificate of Incorporation, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, such additional directors shall automatically cease to be qualified and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of (a) a majority of the voting power of the Voting Stock while the Corporation is under Indigo Control and (b) from and after the time that the Corporation is no longer under Indigo Control, at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the Voting Stock.

Section 8. Elections of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 9. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation. Notwithstanding anything to the contrary in this Certificate of Incorporation or the Corporation’s Bylaws, (a) the Chief Executive Officer, if any, and the President, and at least two-thirds of the other managing officers of the Corporation shall be “citizens of the United States,” as defined under Applicable Law (as defined above) for so long as such restrictions are required by Applicable Law (as defined in Article X below).

ARTICLE VII

STOCKHOLDERS

Section 1. Actions by Consent. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, that from and after the time that the Corporation is no longer under Indigo Control, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any consent in lieu of a meeting by such stockholders.

Section 2. Special Meetings of Stockholders. Subject to the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time (a) by the Chair of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or by the holders of a majority of the voting power of the Voting Stock while the Corporation is under Indigo Control and (b) from and after the time that the Corporation is no longer under Indigo Control, only by the Chair of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, but such special meetings may not be called by any other person or persons.

Section 3. Meeting Location. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors, or in the Bylaws of the Corporation.

Section 4. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

Section 1. Director Limitation of Liability. No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 2. Right to Indemnification.

(a) Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the foregoing, except as otherwise provided in Section 3 of this Article VIII, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

(b) Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 3. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the reasonable expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article VIII or otherwise.

Section 4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 6. Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 7. Continuation of Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 8. Amendment or Repeal; Interpretation.

(a) The provisions of this Article VIII shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the Effective Time), in consideration of such person’s performance of such services, and pursuant to this Article VIII the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article VIII are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon the Effective Time. With respect to any directors or officers of the Corporation who commence service following the Effective Time, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board pursuant to the Bylaws of the Corporation ws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to the Bylaws of the Corporation, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VIII.

ARTICLE IX

DGCL SECTION 203

The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto), and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 of the DGCL by its terms would, but for the provisions of this Article IX, apply to the Corporation; and (b) Indigo does not beneficially own shares of Voting Stock representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of Voting Stock, and the Corporation shall thereafter be governed by Section 203 of the DGCL if and for so long as Section 203 of the DGCL by its terms shall apply to the Corporation.

ARTICLE X

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the Bylaws of the Corporation or by this Certificate of Incorporation (or by any certificate of designation hereto), any alteration, amendment or repeal of Articles VI, VII, VIII, IX, XI or XII of this Certificate of Incorporation shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under Indigo Control and (b) from and after the time that the Corporation is no longer under Indigo Control, at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the Voting Stock.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

CORPORATE OPPORTUNITIES

To the fullest extent permitted by applicable law, each of Indigo (other than the Corporation and its subsidiaries), any of the Corporation’s non-employee directors who are employees, affiliates or consultants of Indigo or its affiliates (other than the Corporation or its subsidiaries) or any of their respective affiliates (each person described in this sentence, a “Specified Party”), have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (A) participate (directly or indirectly) in venture capital, private equity or similar investments in other entities conducting business of any kind, nature or description (“Other Investments”) and (B) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of Other Investments, in each case that may, are or will be competitive with the business of the Corporation and its subsidiaries or in the same or similar lines of business as the Corporation and its subsidiaries, or that could be suitable for the Corporation or its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces pursuant to Section 122(17) of the DGCL any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Specified Party against any claim that such Specified Party is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Specified Party (a) participates in any such Other Investment or pursues or acquires any such business opportunity, (y) directs any such business opportunity to another person or (z) fails to present any such Other Investment or business opportunity, or information regarding any such Other Investment or business opportunity, to the Corporation or its subsidiaries, unless, in the case of a Specified Party who is a director or officer of the Corporation, such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a director or officer of the Corporation.

Neither the amendment nor repeal of this Article XII, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by applicable law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any paragraph of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article XII (including, without limitation, each such portion of any paragraph of this Article XII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

This Article XII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, applicable law or as may be set forth in individual indemnification agreements with such director or officer.

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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation on this 6th day of April, 2021.

FRONTIER GROUP HOLDINGS, INC.

By:	/s/ Barry L. Biffle
Barry L. Biffle
President and Chief Executive Officer

[Signature Page to Frontier Group Holdings, Inc.

Amended and Restated Certificate of Incorporation]